                                                                     Exhibit 2.1

                               AGREEMENT OF MERGER
                               -------------------

         AGREEMENT OF MERGER, dated as of June 23, 1998 (this "Agreement"), among LAIDLAW ENVIRONMENTAL SERVICES (US), INC., a Delaware corporation ("LESUS"), LES MERGER, INC., a Delaware corporation and a wholly owned subsidiary of LESUS ("Merger Sub"), and VIROGROUP, INC., a Florida corporation ("VG").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of LESUS and Merger Sub and a Special Committee of the Board of Directors of VG (the "Special Committee") and the Board of Directors of VG have determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective companies and stockholders to combine their respective businesses in a merger transaction as set forth in this Agreement (the "Transaction");

         WHEREAS, upon the terms and conditions of this Agreement and in accordance with the Business Corporation Act of the State of Florida (the "FLBCA") and the Delaware General Corporation Law (the "DEGCL"), LESUS will acquire all of the common stock of VG through the merger (the "Merger") of Merger Sub with and into VG and the shareholders of VG will receive cash in proportion to their interests in VG;

         WHEREAS, in furtherance of the Transaction, the Special Committee has recommended that this Agreement and the Merger, as contemplated by this Agreement, be approved, and the Board of Directors of VG has approved this Agreement and the Merger and has recommended that the holders of common stock, par value $.01 per share, of VG ("VG Common Stock") vote to adopt this Agreement and the terms of the Merger as contemplated by this Agreement; and

         WHEREAS, in furtherance of the Transaction, the Boards of Directors of LESUS and Merger Sub have approved this Agreement and the Merger and LESUS as the sole Shareholder of Merger Sub has adopted the Agreement and the terms of the Merger as contemplated by this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER
                                   ----------

         SECTION 1.01. MERGER SUBSIDIARY. LESUS has formed Merger Sub as a wholly owned subsidiary of LESUS. Merger Sub has been formed solely to facilitate the Merger and shall conduct no business or activity other than in connection with the Merger.



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




         SECTION 1.02. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FLBCA and the DEGCL, at the Effective Time, as hereinafter defined, Merger Sub shall be merged with and into VG. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and VG shall continue as the surviving corporation of the Merger as a wholly owned subsidiary of LESUS (the "Surviving Corporation").

         SECTION 1.03. CLOSING. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section 8.01, subject to the satisfaction or waiver of the conditions set forth in
Article VII, the consummation of the Transaction shall take place as soon as reasonably practicable after June 28, 1998 and after satisfaction or waiver of the conditions set forth in Article VII, at the closing (the "Closing") to be held on a date, and at a time and place, agreed to by LESUS and VG.

         SECTION 1.04. EFFECTIVE TIME. On the date of the Closing and subject to the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the parties shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretaries of State of the states of Florida and Delaware in such form as required by, and executed in accordance with, the relevant provisions of, the FLBCA and the DEGCL (the close of business on the filing day being the "Effective Time").

         SECTION 1.05. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the FLBCA and the DEGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of VG and Merger Sub shall vest in VG as the Surviving Corporation, and all debts, liabilities and duties of VG and Merger Sub shall become the debts, liabilities and duties of VG as the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be a direct wholly owned subsidiary of LESUS.

         SECTION 1.06. ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. Unless otherwise agreed by LESUS and VG before the Effective Time, at the Effective Time:

         (a) The Articles of Incorporation and the Bylaws of VG, as in effect immediately prior to the Effective Time, shall terminate at the Effective Time and the amended and restated Articles of Incorporation and Bylaws attached hereto as Exhibit 1.06 shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by Law (as hereinafter defined) and such Articles of Incorporation or Bylaws;

         (b) The officers of Merger Sub immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal. If, at the Effective Time, a vacancy shall exist in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law and the Articles of Incorporation and Bylaws of the Surviving Corporation; and


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


         (c) The directors of Merger Sub immediately prior to the Effective Time shall serve as directors of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal. If, at the Effective Time, a vacancy shall exist on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law and the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE II

                              MERGER CONSIDERATION
                              --------------------

         SECTION 2.01. CONVERSION OF SECURITIES. The manner and basis of converting the securities of VG and Merger Sub, respectively, at the Effective Time, by virtue of the Merger, shall be as hereinafter set forth in this Article II.

         SECTION 2.02. CONVERSION OF VG COMMON STOCK. Each share of VG Common Stock issued and outstanding immediately before the Effective Time (excluding treasury shares, shares owned by VG or any wholly owned subsidiary of VG) and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for $.75 in cash (the "Merger Consideration"). Commencing immediately after the Effective Time, each certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of VG Common Stock (the "Shares"), shall evidence only the right to receive the Merger Consideration on the basis hereinbefore set forth, but subject to the limitations set forth in this Article II.

         SECTION 2.03. CANCELLATION OF TREASURY SHARES. At the Effective Time, each share of VG Common Stock owned by VG or any wholly owned subsidiary of VG immediately prior to the Effective Time shall be canceled and retired and no payment or other consideration shall be made with respect thereto.

         SECTION 2.04. CONVERSION OF COMMON STOCK OF MERGER SUB INTO COMMON STOCK OF THE SURVIVING Corporation. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of LESUS, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of voting common stock, par value $.01 per share, of the Surviving Corporation (the "New VG Common Stock"). Immediately after the Effective Time and upon surrender by LESUS of the certificate representing the shares of the common stock of Merger Sub, the Surviving Corporation shall deliver to LESUS an appropriate certificate or certificates representing the New VG Common Stock created by conversion of the common stock of Merger Sub owned by LESUS.

         SECTION 2.05. EXCHANGE OF SHARES OTHER THAN TREASURY SHARES; APPRAISAL RIGHTS.

         (a) Subject to Section 2.05(b) and the other terms and conditions hereof, at or prior to the Effective Time, LESUS shall appoint an exchange agent to effect the exchange of Shares for cash


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

in accordance with the provisions of this Article II (the "Exchange Agent") and shall deposit, or cause to be deposited, with the Exchange Agent for conversion of Shares in accordance with the provisions of Section 2.02 hereof, cash in an amount equal to the number of Shares entitled to receive the Merger Consideration, multiplied by $.75 (such funds being herein referred to as the "Exchange Fund"). Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore representing Shares may surrender the same to the Exchange Agent, and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to LESUS. Such holder shall be entitled upon such surrender to receive in exchange therefor cash in the amount into which the Shares theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of Section 2.02 hereof. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented issued and outstanding Shares shall be deemed for all purposes to evidence only the right to receive the Merger Consideration into which such Shares shall have been converted at the Effective Time. Unless and until any such certificate theretofore representing Shares is so surrendered, no payment shall be paid to the holder of such certificate in respect thereof. Upon the surrender of any such certificate theretofore representing Shares, however, the record holder of the certificate or certificates shall receive from the Exchange Agent or from LESUS, as the case may be, payment of the amount of Merger Consideration into which such Shares shall have been converted and no interest shall be payable with respect to any such Merger Consideration. After the appointment of the Exchange Agent shall have been terminated, such holders of Shares which have not received payment of the Merger Consideration shall look only to LESUS for payment thereof. Notwithstanding the foregoing provisions of this Section 2.05, risk of loss and title to such certificates representing Shares shall pass only upon proper delivery of such certificates to the Exchange Agent, and neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section 2.06 hereof.

         (b) Each outstanding share of VG Common Stock for which a written notice of intent to demand payment for such shares is filed in accordance with
Section 607.1320 of the FLBCA, at or prior to the VG Shareholders' Meeting (as hereinafter defined) and not withdrawn at or prior to the VG Shareholders' Meeting and which is not voted in favor of the Merger shall not receive cash in accordance with Section 2.01 hereunder unless and until the holder shall have withdrawn his or her right to appraisal of or payment for his or her VG Common Stock under Section 607.1320 of the FLBCA, at which time his or her shares shall be converted to cash as set forth in Section 2.02 in accordance with Section 2.05(a). All such Shares as to which such demand for appraisal is so filed and not withdrawn at or prior to the time of such vote and which are not voted in favor of the Merger are herein called "Dissenting Stock." VG shall give LESUS prompt notice of its receipt of any written demands for appraisal rights or withdrawal of such demands. VG shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not, except with the prior written consent of LESUS, settle or offer to settle any such demands. Each holder of VG Common Stock that becomes entitled, pursuant to the provisions of
Section 607.1320 of the FLBCA, to payment for his or her Shares under the provisions of said Section, shall receive payment therefor from LESUS and such Shares shall be canceled.


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

         (c) As soon as reasonably practicable after the Effective Time, LESUS will instruct the Exchange Agent to mail appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing VG Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to each holder of record of VG Common Stock.

         (d) As soon as practicable after the determination of the amount of cash to be paid to holders of VG Common Stock, the Exchange Agent shall make available such amounts, net of any required withholding, to such holders of VG Common Stock, subject to and in accordance with the terms of this Section 2.05.

         (e) Any portion of the Exchange Fund which remains undistributed for six months after the Effective Time shall be delivered to LESUS, and any holder of VG Common Stock who has not theretofore complied with the provisions of this
Article II shall thereafter look only to LESUS for satisfaction of its claims for cash.

         SECTION 2.06. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of VG with respect to VG Common Stock shall be closed, and there shall be no further registration of transfers of VG Common Stock thereafter on the records of such stock transfer books. In the event of a transfer of ownership of VG Common Stock that is not registered in the stock transfer records of VG, at the Effective Time, a cash payment shall be issued to the transferee in accordance with Section 2.05 hereof if the certificate or certificates representing such Shares is or are surrendered as provided in
Section 2.05 hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

         SECTION 2.08. CONVERSION OF DISSENTING STOCK. If prior to or after the Effective Time any shareholder of VG shall fail to comply with the requirements of Section 607.1320 of the FLBCA, or shall effectively withdraw or lose his or her right to appraisal of and payment for his or her shares of Dissenting Stock, the Dissenting Stock of such holder shall be treated for purposes of this
Article II like any other shares of outstanding VG Common Stock.

         SECTION 2.09. CERTAIN ADJUSTMENTS. If between the date of this Agreement and the Effective Time, the outstanding shares of VG Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Merger Consideration established pursuant to the provisions of Section 2.02 hereof shall be adjusted accordingly to provide to the holders of VG Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.



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



                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF VG
                      ------------------------------------

         VG hereby represents and warrants to LESUS that:

         SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of VG and each Subsidiary of VG (the "VG Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of VG and each VG Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a VG Material Adverse Effect. For purposes of this Agreement, "VG Material Adverse Effect" means any change in or effect on the business of VG and the VG Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of VG and the VG Subsidiaries, taken as a whole, except that VG Material Adverse Effect shall not include losses arising after September 1, 1997 from operations in the ordinary course of business and consistent with previous losses

         SECTION 3.02. ARTICLES OR CERTIFICATE OF INCORPORATION AND BYLAWS. The copies of VG's and each VG Subsidiary's Articles or Certificate of Incorporation and Bylaws that are attached to Section 3.02 of the Disclosure Schedule delivered to LESUS prior to the execution of (and forming part of) this Agreement (the "VG Disclosure Schedule"), are complete and correct copies thereof. Each such Articles or Certificate of Incorporation and Bylaws are in full force and effect. Neither VG nor any VG Subsidiary is in violation of any of the provisions of their respective Articles or Certificate of Incorporation or Bylaws except as disclosed in Section 3.02 of the VG Disclosure Schedule.

         SECTION 3.03. CAPITALIZATION. The authorized capital stock of VG consists of 50,000,000 shares of VG Common Stock. As of the date hereof, (i) 795,188 shares of VG Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) no shares of VG Common Stock are held in the treasury of VG or by the VG Subsidiaries. Section 3.03 of the VG Disclosure Schedule also sets forth all options, warrants or other rights, agreements, arrangements or commitments entitling any person to acquire any shares of VG capital stock from VG. Except as described in Section 3.03 of the VG Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which VG or any VG Subsidiary is a party or by which VG or any VG Subsidiary is bound, obligating VG or any VG Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, VG or any VG Subsidiary, and no shares of capital stock of VG are reserved for issuance or sale. Except as set forth in Section
3.03 of the VG Disclosure Schedule, there are no outstanding contractual obligations of VG or any VG

Subsidiary to repurchase, redeem or otherwise acquire any shares of VG Common Stock or any capital stock of any VG Subsidiary. Except as disclosed in Section
3.03 of the VG Disclosure Schedule, each outstanding share of capital stock of each VG Subsidiary is duly authorized, validly issued, fully paid and nonassessable and owned of record and beneficially by VG free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on VG's or such other VG Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. Except as set forth in
Section 3.03 of the VG Disclosure Schedule, there are no outstanding contractual obligations of VG or any VG Subsidiary requiring it to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any VG Subsidiary or any other person.

         SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. VG has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger (other than the approval of this Agreement and the Merger contemplated hereby by the holders of a majority of the outstanding shares of VG Common Stock at the VG Shareholders' Meeting (the "VG Shareholder Vote") and the filing and recordation of the Articles of Merger as required by the FLBCA and the DEGCL). The execution and delivery of this Agreement by VG and the consummation by VG of the Merger contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of VG are necessary to authorize this Agreement or to consummate such Merger (other than the VG Shareholder Vote and the filing and recordation of the Articles of Merger as required by the FLBCA and the DEGCL). The Board of Directors of VG has approved the execution, delivery and performance of this Agreement and the Merger and the other transactions provided for herein in accordance with the requirements of the FLBCA. This Agreement has been duly executed and delivered by VG and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of VG, enforceable against VG in accordance with its terms.

         SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) The execution and delivery of this Agreement by VG do not, and the performance by VG of its obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of VG or any equivalent organizational documents of any VG Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.05(b) have been obtained and all filings and notifications described in Section 3.05(b) have been made, conflict with or violate any Law applicable to VG or any VG Subsidiary or by which any property or asset of VG or any VG Subsidiary is bound or affected or (iii) except as set forth in Section 3.05(a) of the VG Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of VG or any VG Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, (A) have a VG Material Adverse Effect nor (B) prevent or materially delay the

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

performance by VG of its obligations pursuant to this Agreement or the consummation of the Merger. As used in this Agreement, "Law" means any federal, state or local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law of the United States or any other jurisdiction.

         (b) The execution and delivery of this Agreement do not, and the performance by VG of its obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by VG or any VG Subsidiary with, or notification by VG or any VG Subsidiary to, any United States federal, state or local or any foreign governmental, regulatory or administrative authority, agent or commission or any court, tribunal or arbitral body (a "Governmental Entity"), except (i) the filing and recordation of the Articles of Merger as required by the FLBCA and the DEGCL, and as set forth in Section 3.05(b) of the VG Disclosure Schedule and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay the performance by VG of its obligations pursuant to this Agreement or the consummation of the Merger or (B), individually or in the aggregate, have a VG Material Adverse Effect.

         SECTION 3.06. PERMITS; COMPLIANCE WITH LAWS. Each of VG and each of the VG Subsidiaries is in possession of all franchises, grants, authorizations, licenses, establishment registrations, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity, necessary for VG or any VG Subsidiary to own, lease and operate its properties or otherwise to carry on its business as it is now being conducted (the "VG Permits"), except where the failure to possess any VG Permits would not, individually or in the aggregate, have a VG Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the VG Permits is pending or, to the knowledge of VG, threatened. Neither VG nor any VG Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to VG or any VG Subsidiary or by which any property or asset of VG or any VG Subsidiary is bound or affected or (ii) any VG Permits, except in the case of clauses (i) and (ii) for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a VG Material Adverse Effect.

         SECTION 3.07. FINANCIAL STATEMENTS.

         (a) (i) The audited consolidated financial statements (including, in each case, any notes thereto) of VG for each of the years ended August 31, 1995, 1996 and 1997 contained in Section 3.07 of the VG Disclosure Schedule, were prepared from, and are in accordance with, the books and records of VG, and such statements are in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto). The financial statements contained in Section 3.07 of the VG Disclosure Schedule each present fairly, in all material respects, the consolidated financial position of VG and the consolidated VG Subsidiaries, or their predecessors, as appropriate, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. The audited consolidated balance sheet of VG as of August 31, 1997 which is contained in Section 3.07 of the VG Disclosure
Schedule is hereinafter referred to as the "1997 Balance Sheet."



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


         (b) Except as and to the extent set forth or reserved against on the 1997 Balance Sheet or disclosed in Section 3.07 of the VG Disclosure Schedule none of VG or any VG Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations incurred in the ordinary course of business since September 1, 1997 that would not, individually or in the aggregate, have a VG Material Adverse Effect.

         SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS.

         (a) Since September 1, 1997, except as set forth in Section 3.08 of the VG Disclosure Schedule, VG and the VG Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any VG Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of its obligations pursuant to this Agreement and the consummation of the Merger by VG, (iii) any material change by VG in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of VG Common Stock or any redemption, purchase or other acquisition of any of VG's securities or (v) except in the ordinary course of business consistent with past practice, any material increase in the compensation or benefits or establishment of any material bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers of VG or any VG Subsidiary.

         (b) Except as set forth in Section 3.08 of the VG Disclosure Schedule, and except as to events, developments or conditions that have not had and are not reasonably likely to have a VG Material Adverse Effect, since September 1, 1997, there have not been, with respect to VG, (i) any extraordinary losses suffered or any damage, destruction, loss or casualty to property or assets of VG with an aggregate value of more than $50,000, whether or not covered by insurance, (ii) any assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iii) any liability or obligation (absolute, accrued or contingent) incurred except in the ordinary course of business, (iv) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims, liabilities and obligations reflected or reserved against in the 1997 Balance Sheet or incurred in the ordinary course of business consistent with past practice since September 1, 1997, (v) any guaranteed checks, notes or accounts receivable which have been written off as uncollectible, except write-offs in the ordinary course of business consistent with past practice, (vi) any write-down of the value of any asset or investment on the books or records of VG, except for depreciation and amortization taken in the ordinary course of business consistent with past practice, (vii) any cancellation of any debts or waiver of any claims or rights of substantial value, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business consistent with past practice and which in any event do not exceed $100,000 in the aggregate, (viii) any single capital expenditure or commitment in excess of $50,000 for additions to



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

property or equipment or aggregate capital expenditures and commitments in excess of $100,000 for additions to property or equipment, (ix) any increase of any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice), (x) any transactions entered into other than in the ordinary course of business,
(xi) any agreements to do any of the foregoing or (xii) any other events, developments or conditions of any character that have had or are reasonably likely to have a VG Material Adverse Effect.

         SECTION 3.09. EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

         (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by VG or any VG Subsidiary, or with respect to which VG or any VG Subsidiary could incur liability under Sections 4069, 4212(c) or 4204 of ERISA (the "VG Benefit Plans"), VG has delivered or made available to LESUS a true and correct copy of (i) such VG Benefit Plan and the most recent summary plan description related to each VG Benefit Plan for which a summary plan description is required, (ii) each trust agreement or other funding arrangement relating to such VG Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS") with respect to such VG Benefit Plan, (iv) the most recent actuarial report or financial statement relating to such VG Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to each such VG Benefit Plan qualified under Section 401(a) of the Code.

         (b) Each VG Benefit Plan has been administered in all material respects in accordance with its terms and all contributions required to be made under the terms of any of the VG Benefit Plans as of the date of this Agreement have been timely made. Except as set forth in Section 3.09(b) of the VG Disclosure Schedule, with respect to the VG Benefit Plans, no event has occurred and, to the knowledge of VG, there exists no condition or set of circumstances in connection with which VG or any VG Subsidiary is reasonably likely to be subject to any liability under the terms of such VG Benefit Plans, ERISA, the Code or any other applicable Law that would individually or in the aggregate have a VG Material Adverse Effect.

         (c) Except as set forth in Section 3.09(c) of the VG Disclosure Schedule, neither VG nor any VG Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by VG or any VG Subsidiary and no collective bargaining agreement is being negotiated by VG or any VG Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against VG or any VG Subsidiary pending or, to the knowledge of VG, threatened which may interfere with the respective business activities of VG or any VG Subsidiary. As of the date of this Agreement, to the knowledge of VG, none of VG, any VG Subsidiary, or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of VG or any VG Subsidiary, and there is no charge or complaint against VG or any VG Subsidiary by the National Labor Relations Board or any comparable governmental agency pending or threatened.

         (d) VG has delivered or made available to LESUS true and complete copies of (i) all employment agreements with officers of VG and each VG Subsidiary providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of VG and each VG Subsidiary with or relating to their respective employees and (iii) all plans, programs, agreements and other arrangements of VG and each VG Subsidiary with or relating to their respective employees which contain "change of control" provisions.

         (e) Except as provided in Section 3.09(e) of the VG Disclosure Schedule or as otherwise required by Law, no VG Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

         SECTION 3.10. MATERIAL CONTRACTS. Section 3.10 of the VG Disclosure Schedule contains a true and complete list of the following (hereinafter referred to as the "VG Material Contracts"):

         (a) All bonds, debentures, notes, mortgages, indentures or guarantees to which VG or any VG Subsidiary is a party as obligor or by which any of their respective assets is bound;

         (b) All loans and credit commitments to VG or any VG Subsidiary which are outstanding, together with a brief description of such commitments and the name of each financial institution granting the same;

         (c) All contracts or agreements which limit or restrict VG, any VG Subsidiary or any of their respective affiliates from engaging in any business in any jurisdiction or that limit any third party from engaging in competition with VG or any VG Subsidiary;

         (d) All contracts and commitments (other than those described in subparagraphs (a), (b), or (c) of this Section 3.10) which relate to the business of VG or any VG Subsidiary or by which any of their respective assets may be bound involving an annual commitment or annual payment by any party thereto of more than $100,000 individually; and

         (e) All material contracts, agreements, arrangements or understandings between VG or any VG Subsidiary and any shareholder (except for LESUS and its affiliates), officer or director of VG or any VG Subsidiary, or, to VG's knowledge, any person with whom any such shareholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or, to VG's knowledge, any entity in which any such person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange and less than 5% of the stock of which is beneficially owned by all such persons).

         True and complete copies of all VG Material Contracts, including all amendments thereto, have been made available to LESUS. The VG Material Contracts are valid and enforceable in accordance with their respective terms with respect to VG or the VG Subsidiary which is a party thereto, and, to the knowledge of VG, are valid and enforceable in accordance with their respective terms with respect to each other party thereto. There is not under any of the VG Material Contracts any existing breach, default or event of default by VG or any VG Subsidiary or event that with notice or lapse of time or both would constitute a breach, default or event of default by VG or any VG Subsidiary, nor does VG know of, and neither of VG nor any VG Subsidiary has received notice of, or made a claim with respect to, any breach or default by any other party thereto.

         SECTION 3.11. LITIGATION.

         (a) Except as disclosed in Section 3.11(a) of the VG Disclosure Schedule, there are no suits, claims, actions, investigations, inquiries or proceedings of any nature by any person that are pending or, to VG's knowledge, threatened (i) against or otherwise involving, directly or indirectly, VG or any of the VG Subsidiaries, or any of their respective properties (including, without limitation, any such matter with respect to Taxes, (as hereinafter defined), or (ii) against or otherwise involving, directly or indirectly, any officer, director, employee, shareholder or agent of VG or any VG Subsidiary, including, without limitation, any derivative actions that have been requested, that, with respect to either of (i) or (ii) above, if finally determined adversely, individually or in the aggregate, is reasonably likely to have a VG Material Adverse Effect.

         (b) Except as disclosed in Section 3.11(b) of the VG Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of VG, threatened against VG or any VG Subsidiary before any Governmental Entity that, individually or in the aggregate, is reasonably likely to have a VG Material Adverse Effect and to the knowledge of VG, there are no existing facts or circumstances that would be reasonably likely to result in a suit, claim, action, proceeding or investigation that, individually or in the aggregate, is reasonably likely to have a VG Material Adverse Effect. Except as disclosed in Section 3.11(b) of the VG Disclosure Schedule, neither VG nor any VG Subsidiary is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would have a VG Material Adverse Effect.

         SECTION 3.12. ENVIRONMENTAL MATTERS/REPRESENTATIONS AND WARRANTIES. Except as disclosed in Section 3.12 of the VG Disclosure Schedule:

         (a) REPRESENTATIONS.

                  (i)      COMPLIANCE.

                  Each of VG and each of the VG Subsidiaries is in compliance with all Laws, Regulations, Orders and Permits. Neither VG nor any of the VG Subsidiaries has received any written Notice of non-compliance, and VG does not know or have reasonable grounds to know, of any facts which could give rise to the issuance of a Notice of non-compliance, with any Laws, Regulations, Orders or Permits.

                  (ii)     PERMITS.

                  Each of VG and each of the VG Subsidiaries has obtained all Permits which are required for the operation of its business as presently being conducted, all of which are listed in
                  Section 3.12 of the VG Disclosure Schedule, except where the failure to obtain such Permits would not have a Material Adverse Effect. To the knowledge of VG, all such Permits are valid and in full force and effect, and no proceeding is pending or threatened to revoke or limit or alleging any violation of any of them, nor is there any basis therefor.

                  (iii) MANAGEMENT OF HAZARDOUS SUBSTANCES IN COMPLIANCE WITH THE LAW.

                           Neither VG nor any VG Subsidiary has used any of its
                  facilities, or allowed them to be used, to generate, manufacture, refine, treat, transport, blend, store, handle, incinerate, dispose of, transfer, produce or process Hazardous Substances except in compliance with all Laws, Regulations, Orders and Permits.

                  (iv)     NO CHANGES IN LAWS OR REGULATIONS.

                  To VG's knowledge, there are no pending or proposed changes to Laws or Regulations which would render illegal any of the operations of its business or the business of any of the VG Subsidiaries.

                  (v)      NO OFFENSES.

                           Neither VG nor any of the VG Subsidiaries has ever
                  been charged, convicted, fined, penalized or sentenced, nor settled a prosecution short of conviction, in connection with any alleged non-compliance with any Laws, Regulations, Orders or Permits.

                  (vi)     REPORTING.

                  To VG's knowledge, except as disclosed in Section 3.12 of the VG Disclosure Schedule, neither VG nor any of the VG Subsidiaries has ever defaulted in reporting to the proper governmental authority on the happening of an occurrence requiring it by any Law, Regulation, Order or Permit so to do. VG has disclosed all such reporting to LESUS.

                  (vii)    NO RELEASE OF HAZARDOUS SUBSTANCES OR CONTAMINANTS.

                  Except as disclosed in Section 3.12 of the VG Disclosure Schedule, neither VG or any VG Subsidiary has caused, or has knowledge of, the Release of any Hazardous Substances on or off-site of the real property now or heretofore owned, managed or operated by VG or any VG Subsidiary in a manner which has given or will give rise to material liability under Laws, Regulations, Orders or Permits, or of any Release from a facility owned or operated by third parties with respect to which VG or any VG Subsidiary is alleged to have liability under Laws, Regulations, Orders or Permits. To VG's knowledge, except as disclosed in Section 3.12 of the VG Disclosure Schedule, all wastes and other materials and substances disposed of, treated, stored or incinerated on or off-site of real property now or heretofore owned, managed or operated by VG or any VG Subsidiary whether hazardous or non-hazardous, have been disposed of, treated, stored or incinerated in compliance in all material respects with all Laws, Regulations, Orders and Permits. To VG's knowledge, except as disclosed in Section 3.12 of the VG Disclosure Schedule, no underground tanks located on such real property are leaking or have leaked, and any such underground tanks located in the United States conform in all material respects to the requirements of Subtitle I to the United States Solid Waste Disposal Act (42 USC 3251). To VG's knowledge, Section 3.12 of the VG Disclosure Schedule identifies all of the locations where Hazardous Substances and any other environmental contaminants used or generated in whole or in part by Seller or in connection with the Business have been or are being stored or disposed of.

                  (viii)   DISPOSAL SITES.

                  Neither VG or any VG Subsidiary has received any written Notice, nor does VG or any VG Subsidiary have knowledge of any facts which could reasonably be expected to give rise to any Notice, that VG or any VG Subsidiary is a potentially responsible party for a federal, provincial, state, municipal or local clean-up site or corrective action under any Laws, Regulations, Orders or Permits. Except as listed in Section
                  3.12 of the VG Disclosure Schedule, neither VG nor any VG Subsidiary has received any written request for information in connection with any federal, provincial, state, municipal or local inquiries as to disposal sites or generation or transportation of hazardous substances, or otherwise.

                  (ix)     DOCUMENTS, RECORDS AND AUDITS.

                  To the knowledge of VG, each of VG and each of the VG Subsidiaries currently maintains all environmental operating documents and records substantially in the manner and for the time periods required by any Laws, Regulations, Orders or Permits, and neither VG nor any VG Subsidiary has ever conducted an Environmental Audit with respect to any real property now or heretofore owned, managed or operated by VG. For purposes of this section, an Environmental Audit shall mean any evaluation, assessment, study or test performed at the request of or on behalf of a governmental agency, including, but not limited to, a public liaison committee.

                  (x)      PERMITS TRANSFERABLE.

                           No Permits shall become void or voidable as a result
                  of the consummation of the Transaction; and no consent to the Transaction is required to maintain said Permits in full force and effect.

         (b) DEFINITIONS.

                  For the purpose of this section:

                  (i) "Hazardous Substance" includes contaminants, pollutants, dangerous substances, toxic substances, hazardous wastes, hazardous materials or hazardous substances as any of such terms may be defined in or pursuant to any Law, Regulation, Order or Permit (as defined below).

                  (ii) "Release" has the meanings set forth in the Comprehensive Environmental Response, Compensation and Liability Act 42 USC 9601, et seq.

                  (ii) "Notice" shall mean any citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from any person, including any governmental agency.

                  (iv) "Laws" shall mean all applicable federal, state, municipal or local laws, statutes or ordinances, the Occupational Health and Safety Act, the Comprehensive Environmental Response, Compensation, and Liability Act and amendments, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Oil Pollution Act, the Toxic Substance Control Act and other applicable laws relating to the protection of the environment, or occupational safety and product liability and transportation.

                  (v) "Regulations" means all rules and regulations promulgated under or pursuant to any Laws.

                  (vi) "Orders" means applicable orders, directives or decisions rendered by any administrative or regulatory agency under any Laws.

                  (vii) "Permits" means all permits, certificates, approvals, registrations and licenses issued by any department, administrative or regulatory agency.

         SECTION 3.13. INTELLECTUAL PROPERTY. Except as set forth in Section
3.13 of the VG Disclosure Schedule, VG and the VG Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the respective businesses of VG and the VG Subsidiaries as currently conducted, and VG is unaware of any assertion or claim challenging the validity of any of the foregoing. Except as set forth in Section
3.13 of the VG Disclosure Schedule, to the knowledge of VG, the conduct of the respective businesses of VG and the VG Subsidiaries as currently conducted does not conflict in any way with any patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party. To the knowledge of VG, there are no infringements of any proprietary rights owned by or licensed by or to VG or any VG Subsidiary.

         SECTION 3.14. TAXES. Except as set forth in Section 3.14 of the VG Disclosure Schedule and, except where the same would not have, individually or in the aggregate, a VG Material Adverse Effect, (a) VG and each of the VG Subsidiaries have timely filed or shall timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of VG and the VG Subsidiaries, (b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or shall be paid, (c) as of the date hereof, no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against VG or any of the VG Subsidiaries and (d) VG and each of the VG Subsidiaries have provided adequate reserves in the 1997 Balance Sheet for any Taxes that have not been paid, whether or not shown as being due on any returns. As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; and license, registration and documentation fees.

         SECTION 3.15. REAL PROPERTY. Section 3.15(a)(i) of the VG Disclosure Schedule lists all Leased Real Property of VG. Each of the Leases is in full force and effect and to the knowledge of VG conveys to VG a valid and subsisting leasehold estate. VG owns no real property.

         SECTION 3.16. BROKERS. No broker, finder or investment banker, other than Morgan Keegan ("Morgan"), is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of VG. VG has heretofore made available to LESUS complete and correct copies of all agreements between VG and Morgan pursuant to which such firm would be entitled to any payment relating to the Merger. Morgan will deliver to the Board of Directors of VG its written opinion to the effect that, as of the date of the Disclosure Statement (as defined in Section 6.01) the terms of the Merger are fair to VG and its shareholders, from a financial point of view. Morgan has authorized the inclusion of its opinion in the Disclosure Statement, and VG shall promptly, after the date of this Agreement, deliver a signed copy of such opinion to LESUS.

         SECTION 3.17. DISCLOSURE. No representation or warranty by VG in this Agreement and no statement contained in the VG Disclosure Schedule or any certificate delivered by VG to LESUS pursuant to this Agreement when taken together as a whole contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF LESUS
                     ---------------------------------------

         LESUS hereby represents and warrants to VG that:

         SECTION 4.01. ORGANIZATION AND QUALIFICATION. Each of LESUS and each Subsidiary of LESUS (the "LESUS Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of LESUS and each LESUS Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a LESUS Material Adverse Effect. For purposes of this Agreement, "LESUS Material Adverse Effect" means any change in or effect on the business of LESUS and the LESUS Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of LESUS and the LESUS Subsidiaries taken as a whole.

         SECTION 4.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of LESUS and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Merger (other than the filing and recordation of the Articles of Merger as required by the FLBCA and the DEGCL). The execution and delivery of this Agreement by LESUS and Merger Sub and the consummation by LESUS and Merger Sub of the Merger contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of LESUS or Merger Sub are necessary to authorize this Agreement, or to consummate the Merger (other than the filing and recordation of the Articles of Merger as required by the FLBCA and the DEGCL). The Boards of Directors of LESUS and Merger Sub and LESUS as the sole stockholder of Merger Sub have approved the execution, delivery and performance of this Agreement and the Merger and the other transactions provided for herein in accordance with the DEGCL. This Agreement has been duly executed and delivered by LESUS and Merger Sub, and assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of LESUS and Merger Sub, enforceable against LESUS and Merger Sub in accordance with its terms.

         SECTION 4.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) The execution and delivery of this Agreement by LESUS does not, and the performance by LESUS of its obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of LESUS or any equivalent organizational documents of any LESUS Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made, conflict with or violate any Law applicable to LESUS or any LESUS Subsidiary or by which any property or asset of LESUS or any LESUS Subsidiary is bound or affected or (iii) except as set forth in Section 4.03(a) of the LESUS Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of LESUS or any LESUS Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, (A) have a LESUS Material Adverse Effect nor (B) prevent or materially delay the performance by LESUS of its obligations pursuant to this Agreement or the consummation of the Merger.

         (b) The execution and delivery of this Agreement does not, and the performance by LESUS of its obligations hereunder and the consummation of the Merger will not require any consent, approval, authorization or permit of, or filing by LESUS with or notification by LESUS to, any Governmental Entity, except (i) for the filing of the Articles of Merger as required by the

FLBCA and the DEGCL and as set forth in Section 4.03(b) of the LESUS Disclosure Schedule, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not
(A) prevent or materially delay the performance by LESUS of its obligations pursuant to this Agreement or the consummation of the Merger or, (B) individually or in the aggregate, have a LESUS Material Adverse Effect.

         SECTION 4.04. BROKERS. No broker, finder or investment banker, other than Raymond James and Associates, Inc. ("Raymond James"), is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of LESUS. LESUS has heretofore made available to VG complete and correct copies of all agreements between LESUS and Raymond James pursuant to which such firm would be entitled to any payment relating to the Merger.

         SECTION 4.05. DISCLOSURE. No representation or warranty by LESUS in this Agreement and no statement contained in the LESUS Disclosure Schedule or any certificate delivered by LESUS to VG pursuant to this Agreement when taken together as a whole contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein not misleading.

                                    ARTICLE V

                                    COVENANTS
                                    ---------

         SECTION 5.01. CONDUCT OF BUSINESS BY VG PENDING THE CLOSING. VG agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the VG Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless LESUS shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, (x) the respective businesses of VG and the VG Subsidiaries shall be conducted in all material respects only in, and VG and the VG Subsidiaries shall not take any material action except in, the ordinary course of business consistent with past practice and (y) VG shall use its reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of VG and the VG Subsidiaries and to preserve the current relationships of VG and the VG Subsidiaries with such of the customers, suppliers and other persons with which VG and the VG Subsidiaries have significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 5.01 of the VG Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, neither VG nor any VG Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of LESUS, which consent shall not be unreasonably withheld or delayed:

         (a) amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents;

         (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) any shares of capital stock of VG or any VG Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of VG or any VG Subsidiary; or (ii) any property or assets of VG or any VG Subsidiary except in the ordinary course of business;

         (c) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or person or any division thereof or any assets, other than acquisitions of assets (excluding the acquisition of a business or substantially all of the stock or assets thereof) in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness or obligations for borrowed money incurred in the ordinary course of business and consistent with past practice or incurred to refinance outstanding indebtedness for borrowed money existing on the date of this Agreement; (iii) terminate, cancel or request any material change in, or agree to any material change in, any VG Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of VG and the VG Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $100,000 for VG and the VG Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(c);

         (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any wholly owned VG Subsidiary may pay dividends or make other distributions to VG;

         (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

         (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees or officers of VG or any VG Subsidiary, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of VG or any VG Subsidiary that would be triggered by the Transaction, with any director, officer or other employee of VG or any VG Subsidiary, who is not currently entitled to such benefits from the Transaction, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of VG or any VG Subsidiary;

         (g) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practices or as required by U.S. GAAP;

         (h) make any tax election or settle or compromise any material federal, state or local United States income tax liability, or any income tax liability of any other jurisdiction, other than those made in the ordinary course of business consistent with past practice and those for which specific reserves have been recorded on the 1997 Balance Sheet and only to the extent of such reserves; or

         (i) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

         SECTION 5.02. NOTICES OF CERTAIN EVENTS. Each of VG and VG's subsidiaries shall give prompt notice to LESUS of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any governmental entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting VG or the VG Subsidiaries that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any VG Material Contract; and (v) any change that is reasonably likely to result in a VG Material Adverse Effect or is reasonably likely to delay or impede the ability of VG to perform its respective obligations pursuant to this Agreement and to effect the consummation of the Merger.

         SECTION 5.03. ACCESS TO INFORMATION; CONFIDENTIALITY.

         (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which VG or any of the VG Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, VG shall (and shall cause the VG Subsidiaries, to): (i) provide to LESUS (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to its and its Subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof and (ii) furnish promptly such information concerning its and its Subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

         (b) Each of LESUS and VG shall comply with, and shall cause its Representatives to comply with, all of their respective obligations under the Confidentiality and Nondisclosure Agreement dated February 27, 1998 (the "Confidentiality Agreement"), by and between VG and LESUS with respect to the information disclosed pursuant to this Section 5.03.

         SECTION 5.04. NO SOLICITATION OF TRANSACTIONS.

         (a) VG shall not, directly or indirectly, and shall instruct its officers, directors, employees, subsidiaries, agents or advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as hereinafter defined), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of such party or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such party or any of such party's subsidiaries, to take any such action provided, however, that nothing contained in this Section 5.04 shall prohibit the VG Special Committee from (x) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal in writing to engage in a takeover transaction which the Board of Directors of VG in good faith determines represents a financially superior transaction (a "Superior Proposal") for the shareholders of the Company as compared to the Merger, if, and only to the extent that, (A) the Board of Directors of VG determines after consultation with Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. or other outside counsel of national reputation for its expertise in corporate and securities law matters as the Board of Directors of VG shall select ("VG Counsel"), that failure to take such action would be inconsistent with the compliance by the Board of Directors of VG with its fiduciary duties to shareholders imposed by law, (B) prior to or concurrently with furnishing such information to, or entering into discussions or negotiations with, such a person or entity, VG provides written notice to LESUS to the effect that it is furnishing information to, or entering into discussions or negotiations with, such a person or entity, and (C) VG keeps LESUS informed of the status (excluding, however, the identity of such person or entity and the terms of any proposal) of any such discussion or negotiations, and (y) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to a takeover transaction. VG shall promptly notify LESUS if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made.

         (b) A "Competing Transaction" means any of the following involving VG (other than the Merger contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction, (ii) any sale, lease, exchange, transfer or other disposition of 50 percent or more of the assets of such party and its subsidiaries taken as a whole, or (iii) a tender offer or exchange offer for 50 percent or more of the outstanding voting securities of such party.

         SECTION 5.05. SUBSEQUENT FINANCIAL STATEMENTS. Prior to the Effective Time, VG shall promptly deliver to LESUS copies of all monthly financial reports prepared by VG and copies of all other financial and other information regarding VG and its Subsidiaries reasonably requested by LESUS.

         SECTION 5.06. CONTROL OF OPERATIONS. Nothing contained in this Agreement shall give LESUS, directly or indirectly, the right to control or direct the operations of VG or the VG Subsidiaries prior to the Effective Time. Prior to the Effective Time, VG shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

         SECTION 5.07. FURTHER ACTION; CONSENTS; FILINGS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by VG, LESUS or the Surviving Corporation or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under (A) the Securities Exchange Act of 1934, as amended (the "1934 Act") and any other applicable federal or state securities Laws, and (B) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing parties and their advisors prior to filing. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS
                              ---------------------

         SECTION 6.01. DEREGISTRATION AND DISCLOSURE STATEMENT. (a) VG represents and warrants to LESUS that there are fewer than 300 holders of record of the VG Common Stock and consequently VG is entitled to terminate the registration of the VG Common Stock under the 1934 Act. As promptly as practicable after the execution of this Agreement, VG shall file a Form 15 with the Securities and Exchange Commission (the "Commission") terminating the registration of the VG Common Stock under Section 12(g) of the 1934 Act and shall request the Commission to make the termination effective immediately or as soon thereafter as the Commission may determine.

         (b) As promptly as practicable after the execution of this Agreement, VG shall prepare at VG's own expense, a proxy or information statement with respect to the Merger relating to the special meeting of VG's stockholders (the "VG Stockholders' Meeting"), to be held to consider approval of this Agreement and the Merger contemplated hereby (such document, together with any amendments thereto, the "Disclosure Statement"). As promptly as practicable after the termination of the registration of the VG Common Stock under the 1934 Act, VG shall, at its own expense, mail the Disclosure Statement to the shareholders of VG.

         (c) (i) The Disclosure Statement shall include the approval of the Merger and recommendation of the Board of Directors of VG to VG's shareholders that they vote in favor of approval of this Agreement and the Merger contemplated hereby. In addition, the Disclosure Statement shall include the opinion of Morgan referred to in Section 3.16.

         (d) LESUS shall be provided with an opportunity to review the Disclosure Statement and approve the mailing thereof prior to its being mailed and no amendment or supplement to the Disclosure Statement shall be made without the approval of LESUS, which approval shall not be unreasonably withheld or delayed.

         (e) The information supplied by VG for inclusion in the Disclosure Statement shall not, at (i) the time the Disclosure Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of VG, (ii) the time of the VG Shareholders' Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstances relating to VG or any VG Subsidiary, or their respective officers or directors, should be discovered by VG that as a result of which it is necessary to amend or supplement the Disclosure Statement in order that the Disclosure Statement will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, VG shall promptly inform LESUS.

         (f) The information supplied by LESUS for inclusion in the Disclosure Statement shall not, at (i) the time the Disclosure Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of VG, (ii) the time of the VG Shareholders' Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstances relating to LESUS or any LESUS Subsidiary, or their respective officers or directors, should be discovered by LESUS that as a result of which it is necessary to amend or supplement the Disclosure Statement in order that the Disclosure Statement will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, LESUS shall promptly inform VG.

         SECTION 6.02. SHAREHOLDERS' MEETING. VG shall call and hold the VG Shareholders' Meeting as promptly as reasonably practicable following the termination of the registration of the VG Common Stock under the 1934 Act and the mailing of the Disclosure Statement for the purpose of voting upon the approval of this Agreement and the Merger contemplated hereby, and VG shall use its reasonable efforts to hold the Shareholders' Meeting on or before November 30, 1998. VG shall take all other reasonable action necessary or advisable to promptly and expeditiously secure any vote or consent of shareholders required by applicable Law and VG's Articles of Incorporation and Bylaws to effect the Merger.

         SECTION 6.03. EMPLOYEE BENEFITS MATTERS.

         (a) Except as otherwise provided herein, the VG Benefit Plans in effect as of the Effective Time shall be maintained in effect with respect to the employees or former employees of VG and the VG Subsidiaries, who are covered by such benefit plans immediately prior to the Closing Date until LESUS otherwise determines after the Effective Time; provided, however, that nothing contained herein shall limit any reserved right in any such VG Benefit Plan as the case may be, to amend, modify, suspend, revoke or terminate any such plan.

         (b) LESUS shall conduct a review of VG's and LESUS's respective benefit plans following the execution of this Agreement in order to coordinate the provision of benefits after the Effective Time and to eliminate duplicate benefits, including, without limitation, through the establishment by LESUS of replacement benefit plans (the "LESUS Replacement Plans"). Each participant in any VG Benefit Plan or LESUS Benefit Plan that is replaced by a LESUS Replacement Plan shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any LESUS Replacement Plan for service credited for the corresponding purpose under such benefit plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant of the funding of any such benefit.

         (c) With respect to any VG Benefit Plan under which the delivery of VG Common Stock, is required upon payment of benefits, grant of awards or exercise of options (the "Stock Plans"), VG shall take all such action necessary or appropriate to terminate all such plans prior to the Effective Time.

         (d) Without limiting the applicability of the foregoing, VG shall take all actions as are necessary to ensure that VG shall not be, at the Effective Time, bound by any options, stock appreciation rights, warrants or other rights or agreements that would entitle any person to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof, and all VG Benefit Plans conferring any rights with respect to shares of VG Common Stock or any other capital stock of VG shall be deemed to be amended hereby to be in conformity with this Section 6.03.

         SECTION 6.04 PUBLIC ANNOUNCEMENTS. VG and LESUS shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transaction and shall not issue any such press release or make any such public statement without the prior written approval of the other parties hereto except as may otherwise be required by Law.

         SECTION 6.05. INDEMNIFICATION OF OFFICERS AND DIRECTORS OF VG. LESUS and Merger Sub will jointly and severally indemnify, defend and hold harmless the officers and directors of VG for their acts and omissions occurring prior to the Effective Time to the full extent permitted by applicable provisions of the FLBCA (including rights to receive advance payment of expenses in defending any suits, actions or proceedings). LESUS shall cause the Surviving Corporation to maintain in full force and effect for not less than six years after the Effective Time, officers' and directors' liability insurance covering said persons (or shall obtain substantially equivalent insurance covering such persons), on terms not materially less favorable than such insurance maintained in effect by VG on the date hereof in terms of coverage (including, without limitation, types of claims, time period of claims and persons covered), amounts and deductibles; provided, however, that, in providing such officers' and directors' insurance, LESUS and the Surviving Corporation will have no obligation whatsoever to pay premiums on such officers' and directors' liability insurance in excess of 200% of the annual premium existing on the officers' and director's liability insurance as of the date hereof.

         SECTION 6.06 STANDSTILL. LESUS agrees that until the earlier of (i) the consummation of the Merger or (ii) of two years from the date of this Agreement, it will not, and will ensure that its representatives and any other person acting on behalf of or in concert with LESUS or its representatives does not vote to remove any directors from the VG Board of Directors and then replace any such directors for the sole purpose of reducing the amount of the Merger Consideration.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER
                            ------------------------

         SECTION 7.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER. The obligations of the parties hereto to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

                  (a) each of this Agreement and the Merger shall have been duly approved by the requisite vote of the shareholders of VG, in accordance with the FLBCA;

                  (b) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation;

                  (c) all consents, approvals and authorizations legally required to be obtained to consummate the Transaction shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization would not result in a change in or have an effect on the business of VG or LESUS that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of LESUS and its respective subsidiaries, taken as a whole;

         SECTION 7.02. CONDITIONS TO THE OBLIGATIONS OF VG. The obligations of VG to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

                  (a) each of the representations and warranties of LESUS contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and VG shall have received a certificate of the Chairman or President and Chief Financial Officer of LESUS to such effect; and

         (b) LESUS shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and VG shall have received a certificate of the Chairman or President and Chief Financial Officer of LESUS to that effect.

         SECTION 7.03. CONDITIONS TO THE OBLIGATIONS OF LESUS. The obligations of LESUS to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

         (a) each of the representations and warranties of VG contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and LESUS shall have received a certificate of the Chairman or President and Chief Financial Officer of VG to such effect; and

         (b) VG shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and LESUS shall have received a certificate of the Chairman or President and Chief Financial Officer of VG to that effect.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

         SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

         (a) by mutual written consent duly authorized by the Boards of Directors of VG and LESUS;

         (b) by VG or LESUS, if the Effective Time shall not have occurred on or before

December 31, 1998; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

         (c) by VG or LESUS, if any Governmental Order, writ, injunction or decree preventing the consummation of any of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable; or

         (d) by VG or LESUS, if this Agreement and the Merger shall fail to receive the requisite votes for approval at the VG Shareholders' Meeting or any adjournment or postponement thereof.

         (e) by VG if there is a Superior Proposal and: (i) the Board of Directors of VG determines in good faith after consultation with VG Counsel that the failure to approve such offer would not be consistent with the fiduciary duties of the Board of Directors of VG to the shareholders of the Company; (ii) five business days shall have elapsed after delivery to LESUS of a written notice by VG informing LESUS that the Special Committee has determined that a Superior Proposal has been made and during such five business-day period VG shall have fully cooperated with LESUS in good faith with the intent of enabling LESUS to agree to a modification of the terms and conditions of this Agreement (including the Merger Consideration) so that the other proposal would not constitute a Superior Proposal as compared to the terms and conditions of this Agreement as proposed to be modified by LESUS (the "Modified Agreement"); and
(iii) at the end of such five business-day period, the Special Committee shall continue to determine in good faith (after consultation with a nationally recognized investment banking firm which provided a written opinion to such effect) that such other proposal continues to constitute a Superior Proposal as compared to the Modified Agreement.

         SECTION 8.02. EFFECT OF TERMINATION. Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any of VG or LESUS or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties hereto set forth in Section 8.05; provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

         SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Board of Directors at any time prior to the Effective Time; provided, however, that no amendment may be made (except such amendments that have received the requisite shareholder approval and such amendments as are permitted to be made without VG shareholder approval under the FLBCA, that would (i) reduce the amount or change the type of consideration into which each share of VG Common Stock shall be converted upon consummation of the Merger or (ii) change any terms of this Agreement in a manner that would materially and adversely affect VG or LESUS, as the case may be, or VG's shareholders or LESUS's stockholders, as the case may be. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.04. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto or (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 8.05. FEES AND EXPENSES. All Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses. "Expenses", as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) and regulatory filing fees incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger.

                                   ARTICLE IX

                               GENERAL PROVISIONS
                               ------------------

         SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be. Each party agrees that, except for the representations and warranties contained in this Agreement, including the VG Disclosure Schedule, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the Merger contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

         SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

         (a) if to VG:
                  ViroGroup, Inc.
                  5217 Linbar Drive, Suite 309
                  Nashville, TN 37211

         with a copy to:

                  Paul Berkowitz, Esquire
                  Greenberg Traurig Hoffman Lipoff Rosen and Quentel, P.A. 1221 Brickell Avenue
                  Miami, FL  33131

         (b) if to LESUS or Merger Sub:

                  Laidlaw Environmental Services (US), Inc.
                  1301 Gervais Street, Suite 300
                  Columbia, South Carolina 29201
                  Attention:  Legal Department

         SECTION 9.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the following meanings:

         (a) "Affiliate" has the meaning specified in Rule 144 promulgated by the SEC under the Securities Act of 1933, as amended;

         (b) "Beneficial Owner" with respect to any shares of capital stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock;

         (c) "Business Day" means any day on which banks are not required or authorized by law or executive order to close in the City of Columbia, South Carolina;

         (d) "$" means United States Dollars;

         (e) "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity;

         (f) "Lease" means each lease of Leased Real Property, wherein VG or any VG Subsidiary is the tenant (including all amendments, consents for alterations and documents regarding variations and evidence of commencement dates and expiration dates);

         (g) "Leased Real Property" means the real property leased by VG, as tenant, together with, to the extent leased by VG, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures and improvements thereon, and all easements, licenses, rights and appurtenances relating to the foregoing;

         (h) "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the 1934 Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government; and

         (i) "Subsidiary" or "Subsidiaries" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, more than 50 percent of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

         SECTION 9.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.05. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and executors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors, heirs and executors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 9.06. INCORPORATION OF EXHIBITS. The VG Disclosure Schedule, the LESUS Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

         SECTION 9.07. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 9.08. GOVERNING LAW. Except to the extent that the Laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the Laws of the State of Delaware.

         SECTION 9.09. CONSENT TO JURISDICTION; VENUE.

         (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

         (b) Each of the parties hereto irrevocably consents to the service of any summons and complaints and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this
Section 9.09 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

         SECTION 9.10. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.11. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 9.12. ENTIRE AGREEMENT. This Agreement (including the Exhibits, the VG Disclosure Schedule and the Confidentiality Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LAIDLAW ENVIRONMENTAL SERVICES (US), INC.



By:    _______________________
Name:
Title:

VIROGROUP, INC.

By:      ________________________
Name:
Title:

LES MERGER, INC.

By:      _________________________
Name:
Title: